Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2011 except with respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective application of the change in management's reportable segment disclosures, which is as of September 22, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Pitney Bowes Inc.'s Current Report on Form 8-K dated September 22, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Stamford, Connecticut
September 22, 2011